FIRST BANCSHARES, INC. REPORTS PREPAYMENT OF
FEDERAL HOME LOAN BANK OF DES MOINES ADVANCES

Mountain Grove, Missouri (May 15, 2009) – First Bancshares, Inc. (NASDAQ - FstBksh: FBSI) (“Company”), the holding company for First Home Savings Bank (“Bank”), today announced that it has prepaid $19.0 million in advances from the Federal Home Loan Bank of Des Moines with a weighted average fixed rate of 5.75%. The decision to prepay these advances was made on May 11, 2009 by the Bank’s Executive Committee, which was acting under the direction of the Bank’s Board of Directors. The transaction was completed on May 13, 2009. The Bank, which has been operating under a Memorandum of Understanding (“MOU”) with the Office of Thrift Supervision (“OTS”) since December 2006, requested, and received, a waiver of the 45 day waiting period required by the MOU prior to making any substantial change in the Bank’s business plan.

As a result of this transaction, the Bank was required to pay a prepayment penalty of $1.2 million which, net of the effect on income taxes, will result in an increase of approximately $760,000, or $0.49 per diluted share, in the Company’s net loss for the fiscal year ending June 30, 2009.

The decision to prepay these advances and incur  the prepayment penalty was based on a number of factors, including the high cost of these funds, the availability of cash due to increased deposit balances and repayments on loans, the extremely low returns available on short-term investments and the opportunity to improve earnings prospectively.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, ten full service offices in Springfield, Marshfield, Ava, Gainesville, Sparta, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

Forward-looking statements:

The Company and its wholly-owned subsidiary, First Home Savings Bank may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve

Board; inflation, interest rate, market, and monetary fluctuations; results of examinations by our regulators; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filing with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, Chief Executive Officer     (417) 926-5151